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              FIRST COMMUNITY BANKING SERVICES, INC. AND SUBSIDIARY
                EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE

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
                                                        Period Ending   Period Ending
                                                           March 31,      March 31,
      Primary                                                1997           1996
      -------                                                ----           ----

Net Income used for primary share amounts                  $353,645       $273,330
                                                           ========       ========

Weighted average of common shares outstanding               646,062        612,440

Add-Common Stock equivalents determined
using the "Treasury Stock" method
representing shares issuable upon exercise
of director and employee stock options
using quarterly average market price 46,694, 34,796          46,694         34,796
                                                           --------       --------

Weighted average number of shares
used in calculation of primary
earnings per share                                          692,756        647,236
                                                           ========       ========


Primary earnings per share used                            $    .52       $    .40
                                                           ========       ========
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